As filed with the U.S. Securities and Exchange Commission on July 2, 2025

Registration No. 333-268510
Registration No. 333-268835

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM F-1 REGISTRATION STATEMENT NO. 333-268835

POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM F-1 REGISTRATION STATEMENT NO. 333-268510

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SATIXFY COMMUNICATIONS LTD.
(Exact name of Registrant as specified in its charter)

State of Israel	3663	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

SatixFy Communications Ltd.
12 Hamada St., Rehovot 670315
Israel
+(972) 8-939-3200
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(800) 221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Brian P. Fenske
Lee McIntyre
Norton Rose Fulbright US LLP
1550 Lamar St., Suite 2000
Houston, Texas 77010
Tel: 713 651 5151

Approximate date of commencement of proposed sale to the public: Not applicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

 EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

SatixFy Communications Ltd. (“SatixFy” or the “Registrant”) is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form F-1 (collectively, the “Registration Statements”), which have previously been filed with the Securities Exchange Commission (the “SEC”), to (i) terminate any and all offerings and (ii) to deregister any and all unsold securities as of the date hereof originally registered by the Registrant under each of the following Registration Statements:

•
Registration Statement on Form F-1, Registration No. 333-268510, initially filed with the SEC on November 11, 2022 and amended on December 16, 2022, January 13, 2023 and January 19, 2023, and declared effective by the SEC on January 23, 2023, registering the resale by the selling securityholders named in the Registration Statement of up to  28,373,475 Ordinary Shares and up to 1,000,000 warrants to purchase up to 1,000,000 Ordinary Shares at a price of $11.50 per share.

•
Registration Statement on Form F-1, Registration No. 333-268835, initially filed with the SEC December 16, 2022 and amended on May 11, 2023, and declared effective by the SEC on May 24, 2023, registering the sale, from time to time, by CF Principal Investments LLC (“Cantor”) of Ordinary Shares in an estimated maximum aggregate offering amount of up to $77,250,000 pursuant to an equity line of credit purchase agreement, dated as of March 8, 2022, by and between the Company and Cantor.

On July [2], 2025, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”) , dated as of April 1, 2025, by and among MDA Space Ltd., an Ontario corporation (“Parent”), MANTISRAEL OPERATIONS 1 Ltd., an Israeli company and an indirect wholly-owned subsidiary of Parent (“Merger Sub 1”), MANTISRAEL OPERATIONS 2 Ltd., an Israeli company and an indirect wholly-owned subsidiary of Parent (“Merger Sub 2”), and the Registrant, as amended, Merger Sub 2 merged with and into the Registrant, with the separate corporate existence of Merger Sub 2 thereupon ceasing and the Registrant continuing as the surviving company, and Merger Sub 1 merged with and into the Registrant, with the Registrant continuing as the surviving company and an indirect wholly-owned indirect subsidiary of Parent (the “Mergers”).

As a result of the Mergers, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. The Registrant hereby removes from registration, by means of these Post-Effective Amendments, any and all of the securities registered under the Registration Statements that remained unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements, as of the date these Post-Effective Amendments are declared effective by the SEC.

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rehovot, State of Israel, on the 2nd day of July 2025.

SATIXFY COMMUNICATIONS LTD.

By:	/s/ Nir Barkan
Name: Nir Barkan
Title: Chief Executive Officer

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of SatixFy Communications Ltd. has signed this post-effective amendment in the City of New York, State of New York, on the 2nd day of July 2025.

Authorized U.S. Representative-COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice-President on behalf of Cogency Global Inc.

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.